Exhibit 10.40


                              AMENDED AND RESTATED
                           CHANGE IN CONTROL AGREEMENT

         THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT ("Agreement") made and entered into by and between The Southern Company ("Southern"), Southern Company Services, Inc. (the "Company") and Mr. Gale E. Klappa ("Mr. Klappa") (hereinafter collectively referred to as the "Parties") is effective July 10, 2000. This Agreement amends and restates the Change in Control Agreement entered into by the Parties effective October 6, 1999.

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Mr. Klappa is Executive Vice President of the Company; WHEREAS, the Parties entered into a Change in Control Agreement effective October 6, 1999 (the "October 6, 1999 Agreement") to provide to Mr. Klappa certain severance benefits under certain circumstances following a change in control (as defined herein) of Southern or the Company;

         WHEREAS, pursuant to Section 6(d) of the October 6, 1999 Agreement, the Parties may amend the October 6, 1999 Agreement by written agreement;

         WHEREAS, the Parties wish to enter into this Amended and Restated Change in Control Agreement pursuant to Section 6(d), to (i) change certain references from normal market bonus to target bonus, (ii) clarify that an initial public offering and a spin-off of the Company does not constitute a "change in control" under the Agreement, (iii) delete references to the "Productivity Improvement Plan," (iv) add Southern Energy, Inc. as a company released in the waiver and release attached hereto, and (v) certain other technical and miscellaneous modifications;


         NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Annual Compensation" shall mean Mr. Klappa's highest annual base salary rate for the twelve (12) month period immediately preceding the date of the Change in Control plus target bonus.

                  (b) "Beneficial Ownership" shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

                  (c) "Board" shall mean the board of directors of the Company.

                  (d) "Business Combination" shall mean a reorganization, merger or consolidation of Southern or sale or other disposition of all or substantially all of the assets of Southern.

                  (e)      "Change in Control" shall mean any of the following:

                           (i) The Consummation of an acquisition by any Person
                  of Beneficial Ownership of 20% or more of Southern's Voting Securities; provided, however, that for purposes of this Paragraph 1.(e)(i), the following acquisitions of Southern's Voting Securities shall not constitute a Change in Control:

                         (A) any acquisition directly from Southern;

                         (B) any acquisition by Southern;

                         (C) any  acquisition  by any employee  benefit plan (or
                    related trust) sponsored or maintained by Southern or any Southern Subsidiary;

                         (D) any  acquisition  by a  qualified  pension  plan or
                    publicly held mutual fund; (E) any acquisition by a Group composed exclusively of employees of Southern, or any Southern Subsidiary;

                         (F) any acquisition by Mr. Klappa or any Group of which
                    Mr. Klappa is a party; or

                         (G) any Business  Combination which would not otherwise
                    constitute a change in control because of the application of clauses (A), (B) and (C) of Paragraph 1.(e)(iii);

                           (ii) A change in the composition of the Southern
                  Board whereby individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Southern Board;

                           (iii) Consummation of a Business Combination,
                  provided, however, that such a Business Combination shall not constitute a Change in Control if all three (3) of the following conditions are met:

                                    (A) all or substantially all of the
                           individuals and entities who held Beneficial
                           Ownership, respectively, of Southern's Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 65% or more of the combined voting power of the Voting Securities of the corporation surviving or resulting from such Business Combination, (including, without limitation, a corporation which as a result of such transaction holds Beneficial Ownership of all or substantially all of Southern's Voting Securities or all or substantially all of Southern's assets) (such surviving or resulting corporation to be referred to as "Surviving Company"), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Southern's Voting Securities;

                                    (B) no Person (excluding any corporation
                           resulting from such Business Combination, any employee benefit plan (or related trust) of Southern, any Southern Subsidiary or Surviving Company, Mr. Klappa, any Group of which Mr. Klappa is a party, any Group composed exclusively of Company employees, any qualified pension plan (or related trust) or any publicly held mutual fund) holds Beneficial Ownership, directly or indirectly, of 20% or more of the combined voting power of the then outstanding Voting Securities of Surviving Company except to the extent that such ownership existed prior to the Business Combination; and

                                    (C) at least a majority of the members of
                           the board of directors of Surviving Company were members of the Incumbent Board at the earlier of the date of execution of the initial agreement, or of the action of the Southern Board, providing for such Business Combination.

                           (iv) The Consummation of an acquisition by any Person
                  of Beneficial Ownership of 50% or more of the combined voting power of the then outstanding Voting Securities of the Company; provided, however, that for purposes of this Paragraph 1.(e)(iv), any acquisition by Mr. Klappa, any Group composed exclusively of employees of the Company, any Group of which Mr. Klappa is a party, any qualified pension plan (or related trust), any publicly held mutual fund, any employee benefit plan (or related trust) sponsored or maintained by Southern or any Southern Subsidiary shall not constitute a Change in Control;

                           (v) Consummation of a reorganization, merger or
                  consolidation of the Company (an "Employing Company Business Combination"), in each case, unless, following such Employing Company Business Combination, Southern Controls the corporation or other entity surviving or resulting from such Employing Company Business Combination; or

                         (vi) Consummation of the sale or other disposition of all or substantially all of the assets of the Company to a corporation or other entity which Southern does not Control. Notwithstanding the foregoing, in no event shall "Change in Control" mean an initial public offering or a spin-off of the Company.

                  (f) "COBRA Coverage" shall mean any continuation coverage to which Mr. Klappa or his dependents may be entitled pursuant to Code
         Section 4980B.

                         (g) "Code"  shall  mean the  Internal  Revenue  Code of
                    1986, as amended.


                         (h) "Company" shall mean Southern Company Services, Inc., its successors and assigns.


                  (i) "Consummation" shall mean the completion of the final act necessary to complete a transaction as a matter of law, including, but not limited to, any required approvals by the corporation's shareholders and board of directors, the transfer of legal and beneficial title to securities or assets and the final approval of the transaction by any applicable domestic or foreign governments or governmental agencies.

                  (j) "Control" shall mean, in the case of a corporation, Beneficial Ownership of more than 50% of the combined voting power of the corporation's Voting Securities, or in the case of any other entity, Beneficial Ownership of more than 50% of such entity's voting equity interests.

                  (k) "DIC Plan" shall mean the Southern Energy Resources, Inc. Deferred Incentive Compensation Plan or replacement thereto, as such plans may be amended from time to time.

                  (l) "Effective Date" shall mean the date of execution of this Agreement.


                  (m) "Employee Outplacement Program" shall mean the program established by the Company from time to time for the purpose of assisting participants covered by the plan in finding employment outside of the Company which provides for the following services:

                         (i) self-assessment, career decision and goal setting;

                         (ii) job market research and job sources;

                         (iii) networking and interviewing skills;

                         (iv) planning and implementation strategy;

                         (v) resume  writing,  job  hunting  methods  and salary
                    negotiation; and

                         (vi) office support and job search resources.

                         (n) "Exchange Act" shall mean the  Securities  Exchange
                    Act of 1934, as amended.

                  (o) "Good Reason" shall mean, without Mr. Klappa's express written consent, after written notice to the Board, and after a thirty
         (30) day opportunity for the Board to cure, the continuing occurrence of any of the following events:

                         (i) Inconsistent Duties. A meaningful and detrimental alteration in Mr. Klappa's position or in the nature or status of his responsibilities from those in effect immediately prior to the Change in Control;

                           (ii) Reduced Salary. A reduction of five percent (5%)
                  or more by the Company in either of the following: (i) Mr. Klappa's annual base salary rate as in effect immediately prior to the Change in Control (except for a less than ten percent (10%), across-the-board annual base salary rate reduction similarly affecting at least ninety-five percent (95%) of the Executive Employees of the Company); or (ii) the sum of Mr. Klappa's annual base salary rate plus target bonus under the PPP Plan (except for a less than ten percent (10%), across-the-board reduction of annual base salary rate plus target bonus under the PPP Plan similarly affecting at least ninety-five percent (95%) of the Executive Employees of the Company);

                           (iii) Pension and Compensation Plans. The failure by
                  the Company to continue in effect any pension or compensation plan or agreement in which Mr. Klappa participates or is a party as of the date of the Change in Control or the elimination of Mr. Klappa's participation therein, (except for across-the-board plan changes or terminations similarly affecting at least ninety-five percent (95%) of the Executive Employees of the Company). For purposes of this Paragraph 1.(o), a "pension plan or agreement" shall mean any written arrangement executed by an authorized officer of the Company which provides for payments upon retirement; and a "compensation plan or arrangement" shall mean any written arrangement executed by an authorized officer of the Company which provides for periodic, non-discretionary compensatory payments in the nature of bonuses.

                           (iv) Relocation. A change in Mr. Klappa's work
                  location to a location more than fifty (50) miles from the office where Mr. Klappa is located at the time of the Change in Control, unless such new work location is within fifty (50) miles from Mr. Klappa's principal place of residence at the time of the Change in Control. The acceptance, if any, by Mr. Klappa of employment by the Company at a work location which is outside the fifty mile radius set forth in this Paragraph 1.(o)(iv) shall not be a waiver of Mr. Klappa's right to refuse subsequent transfer by the Company to a location which is more than fifty (50) miles from Mr. Klappa's principal place of residence at the time of the Change in Control, and such subsequent unconsented transfer shall be "Good Reason" under this Agreement; or

                           (v) Benefits and Perquisites. The taking of any
                  action by the Company which would directly or indirectly materially reduce the benefits enjoyed by Mr. Klappa under the Company's retirement, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which Mr. Klappa was participating immediately prior to the Change in Control; or the failure by the Company to provide Mr. Klappa with the number of paid vacation days to which Mr. Klappa is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control (except for across-the-board plan or vacation policy changes or plan terminations similarly affecting at least ninety-five percent (95%) of the Executive Employees of the Company).

                           (vi) For purposes of this Paragraph 1.(o), the term
                  "Executive Employee" shall mean those employees of the Company of Grade Level 10 or above.

                         (p) "Group" shall have the meaning set forth in Section
                    14(d) of the Exchange Act.


                         (q) "Group  Health  Plan"  shall mean the group  health
                    plan covering Mr. Klappa, as such plan may be amended from time to time.

                         (r) "Group  Life  Insurance  Plan" shall mean the group
                    life insurance program covering Mr. Klappa, as such plan may be amended from time to time.

                         (s) "Incumbent  Board" shall mean those individuals who
                    constitute the Southern Board as of October 19, 1998 plus any individual who shall become a director subsequent to such date whose election or nomination for election by Southern's shareholders was approved by a vote of at least 75% of the directors then comprising the Incumbent Board. Notwithstanding the foregoing, no individual who shall become a director of the Southern Board subsequent to October 19, 1998 whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Regulations promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Southern Board shall be a member of the Incumbent Board.

                         (t) "Month of Service"  shall mean any  calendar  month
                    during which Mr. Klappa has worked at least one (1) hour or was on approved leave of absence while in the employ of the Company or any affiliate or subsidiary of Southern.

                         (u) "Pension Plan" shall mean The Southern Company Pension Plan, as such plan may be amended from time to time.

                         (v) "Performance Dividend Plan" shall mean the Southern
                    Company   Performance   Dividend  Plan  or  any  replacement
                    thereto, as such plans may be amended from time to time.

                         (w) "Performance Stock Plan" shall mean the Southern Company Performance Stock Plan or any replacement thereto, as such plans may be amended from time to time.

                         (x) "Person" shall mean any individual, entity or group
                    within the meaning of Section 13(d)(3) or 14(d)(2) of Act.

                         (y) "Performance Pay Plan" or "PPP Plan" shall mean the
                    Southern Company Performance Pay Plan or any replacement thereto, as such plans may be amended from time to time.

                         (z) "Southern" shall mean The Southern Company, its successors and assigns.

                         (aa) "Southern Board" shall mean the board of directors
                    of Southern.


                         (bb) "Southern  Subsidiary"  shall mean any corporation
                    or other entity Controlled by Southern.

                  (cc) "Termination for Cause" or "Cause" shall mean the termination of Mr. Klappa's employment by the Company upon the occurrence of any of the following:

                           (i) The willful and continued failure by Mr. Klappa
                  substantially to perform his duties with the Company (other than any such failure resulting from Mr. Klappa's Total Disability or from Mr. Klappa's retirement or any such actual or anticipated failure resulting from termination by Mr. Klappa for Good Reason) after a written demand for substantial performance is delivered to him by the Southern Board, which demand specifically identifies the manner in which the Southern Board believes that he has not substantially performed his duties; or

                           (ii) The willful engaging by Mr. Klappa in conduct
                  that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, but not limited to any of the following:

                         (A) any willful act  involving  fraud or  dishonesty in
                    the course of Mr. Klappa's employment by the Company;

                         (B) the  willful  carrying  out of any  activity or the
                    making of any statement which would materially prejudice or impair the good name and standing of the Company, Southern or any Southern Subsidiary or would bring the Company, Southern or any Southern Subsidiary into contempt, ridicule or would reasonably shock or offend any community in which the Company, Southern or such Southern Subsidiary is located;

                         (C) attendance at work in a state of intoxication or otherwise being found in possession at his workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

                         (D) violation of the Company's policies on drug and alcohol usage, fitness for duty requirements or similar policies as may exist from time to time as adopted by the Company's safety officer;

                         (E) assault or other act of violence against any person
                    during the course of employment; or

                         (F) indictment of any felony or any misdemeanor involving moral turpitude. No act or failure to act by Mr. Klappa shall be deemed "willful" unless done, or omitted to be done, by Mr. Klappa not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                  Notwithstanding the foregoing, Mr. Klappa shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Southern Board at a meeting of the Southern Board called and held for such purpose (after reasonable notice to Mr. Klappa and an opportunity for him, together with counsel, to be heard before the Southern Board), finding that, in the good faith opinion of the Southern Board, Mr. Klappa was guilty of conduct set forth above in clause (i) or (ii) of this Paragraph 1.(cc) and specifying the particulars thereof in detail.

                  (dd) "Termination Date" shall mean the date on which Mr. Klappa's employment with the Company is terminated; provided, however, that solely for purposes of Paragraph 2.(c) hereof, the Termination Date shall be the effective date of his retirement pursuant to the terms of the Pension Plan.

                  (ee) "Total Disability" shall mean Mr. Klappa's total disability within the meaning of the Pension Plan.

                  (ff) "Voting Securities" shall mean the outstanding voting securities of a corporation entitling the holder thereof to vote generally in the election of such corporation's directors.

                  (gg) "Waiver and Release" shall mean the Waiver and Release attached hereto as Exhibit A

                  (hh) "Year of Service" shall mean Mr. Klappa's Months of Service divided by twelve (12) rounded to the nearest whole year, rounding up if the remaining number of months is seven (7) or greater and rounding down if the remaining number of months is less than seven
         (7). If Mr. Klappa has a break in his service with the Company, he will receive credit under this Agreement for service prior to the break in service only if the break in service is less than five years.

         2.       Severance Benefits.
                  ------------------

                  (a) Eligibility. Except as otherwise provided in this Paragraph 2.(a), if Mr. Klappa's employment is involuntarily terminated by the Company at any time during the two year period following a Change in Control for reasons other than Cause, or if Mr. Klappa voluntarily terminates his employment with the Company for Good Reason at any time during the two year period following a Change in Control, Mr. Klappa shall be entitled to receive the benefits described in this Agreement upon the Company's receipt of an effective Waiver and Release. Notwithstanding anything to the contrary herein, Mr. Klappa shall not be eligible to receive benefits under this Agreement if Mr.
         Klappa:

                         (i) voluntarily terminates his employment with the Company for other than Good Reason;

                         (ii) has his  employment  terminated by the Company for
                    Cause;

                           (iii) accepts the transfer of his employment to
                  Southern, any Southern Subsidiary or any employer that succeeds to all or substantially all of the assets of the Company, Southern or any Southern Subsidiary;

                           (iv) refuses an offer of continued employment with
                  the Company, any Southern Subsidiary, or any employer that succeeds to all or substantially all of the assets of the Company, Southern, or any Southern Subsidiary under circumstances where such refusal would not amount to Good Reason for voluntary termination of employment; or

                           (v) elects to receive the benefits of any other
                  voluntary or involuntary severance or separation program, plan or agreement maintained by the Company in lieu of benefits under this Agreement; provided however, that the receipt of benefits under the terms of any retention plan or agreement shall not be deemed to be the receipt of severance or separation benefits for purposes of this Agreement.

                  (b) Severance Benefits. If Mr. Klappa meets the eligibility requirements of Paragraph 2.(a) hereof, he shall be entitled to a cash severance benefit in an amount equal to three times his Annual Compensation (the "Severance Amount"). If any portion of the Severance Amount constitutes an "excess parachute payment" (as such term is defined under Code Section 280G ("Excess Parachute Payment")), the Company shall pay to Mr. Klappa an additional amount calculated by determining the amount of tax under Code Section 4999 that he otherwise would have paid on any Excess Parachute Payment with respect to the Change in Control and dividing such amount by a decimal determined by adding the tax rate under Code Section 4999 ("Excise Tax"), the hospital insurance tax under Code Section 3101(b) ("HI Tax") and federal and state income tax measured at the highest marginal rates ("Income Tax") and subtracting such result from the number one (1) (the "280G Gross-up"); provided, however, that no 280G Gross-up shall be paid unless the Severance Amount plus all other "parachute payments" to Mr. Klappa under Code Section 280G exceeds three (3) times Mr. Klappa's "base amount" (as such term is defined under Code Section 280G ("Base Amount")) by ten percent (10%) or more; provided further, that if no 280G Gross-up is paid, the Severance Amount shall be capped at three
         (3) times Mr. Klappa's Base Amount, less all other "parachute payments" (as such term is defined under Code Section 280G) received by Mr. Klappa, less one dollar (the "Capped Amount"), if the Capped Amount, reduced by HI Tax and Income Tax, exceeds what otherwise would have been the Severance Amount, reduced by HI Tax, Income Tax and Excise Tax.

                  For purposes of this Paragraph 2.(b), whether any amount would constitute an Excess Parachute Payment and any other calculations of tax, e.g., Excise Tax, HI Tax, Income Tax, etc., or other amounts, e.g., Base Amount, Capped Amount, etc., shall be determined by the tax department of the independent public accounting firm then responsible for preparing Southern's consolidated federal income tax return, and such calculations or determinations shall be binding upon the parties hereto.

                         (c) Welfare Benefits. If Mr. Klappa meets the eligibility requirements of Paragraph 2.(a) hereof and is not otherwise eligible to receive retiree medical and life insurance benefits provided to certain retirees pursuant to the terms of the Pension Plan, the Group Health Plan and the Group Life Insurance Plan, he shall be entitled to the benefits set forth in this Paragraph 2.(c).

                           (i) Mr. Klappa shall be eligible to participate in
                  the Company's Group Health Plan, upon payment of both the Company's and his monthly premium under such plan, for a period of six (6) months for each of Mr. Klappa's Years of Service, not to exceed five (5) years. If Mr. Klappa elects to receive this extended medical coverage, he shall also be entitled to elect coverage under the Group Health Plan for his dependents who were participating in the Group Health Plan on Mr. Klappa's Termination Date (and for such other dependents as may be entitled to coverage under the provisions of the Health Insurance Portability and Accountability Act of 1996) for the duration of Mr. Klappa's extended medical coverage under this Paragraph 2.(c)(i) to the extent such dependents remain eligible for dependent coverage under the terms of the Group Health Plan.

                         (A)  The  extended  medical  coverage  afforded  to Mr.
                    Klappa pursuant to Paragraph 2.(c)(i), as well as the premiums to be paid by Mr. Klappa in connection with such coverage shall be determined in accordance with the terms of the Group Health Plan and shall be subject to any changes in the terms and conditions of the Group Health Plan as well as any future increases in premiums under the Group Health Plan. The premiums to be paid by Mr. Klappa in connection with this extended coverage shall be due on the first day of each month; provided, however, that if he fails to pay his premium within thirty (30) days of its due date, such extended coverage shall be terminated.

                         (B) Any  Group  Health  Plan  coverage  provided  under
                    Paragraph 2.(c)(i) shall be a part of and not in addition to any COBRA Coverage which Mr. Klappa or his dependents may elect. In the event that Mr. Klappa or his dependents become eligible to be covered, by virtue of re-employment or otherwise, by any employer-sponsored group health plan or is eligible for coverage under any government-sponsored health plan during the above period, coverage under the Company's Group Health Plan available to Mr. Klappa or his dependents by virtue of the provisions of Paragraph 2.(c)(i) shall terminate, except as may otherwise be required by law, and shall not be renewed. (ii) Mr. Klappa shall be entitled to receive cash in an amount equal to the Company's and Mr. Klappa's cost of premiums for three (3) years of coverage under the Group Health Plan and Group Life Insurance Plan in accordance with the terms of such plans as of the date of the Change in Control.

     (d) Incentive Plans. If Mr. Klappa meets the eligibility requirements of Paragraph 2.(a) hereof he shall be entitled to the following benefits under the Company's incentive plans:

                           (i)      Stock Option Plan.
                                    -----------------

                                    (A) Any of Mr. Klappa's Options and Stock
                           Appreciation Rights under the Performance Stock Plan (the defined terms of which are incorporated in this Paragraph 2.(d)(i) by reference) which are outstanding as of the Termination Date and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; provided, that in the case of a Stock Appreciation Right, if Mr. Klappa is subject to
                           Section 16(b) of the Exchange Act, such Stock Appreciation Right shall not become fully vested and exercisable at such time if such actions would result in liability to Mr. Klappa under Section 16(b) of the Exchange Act, provided further, that any such actions not taken as a result of the rules under Section 16(b) of the Exchange Act shall be effected as of the first date that such activity would no longer result in liability under Section 16(b) of the Exchange Act.

                                    (B) The restrictions and deferral
                           limitations applicable to any of Mr. Klappa's Restricted Stock as of the Termination Date shall lapse, and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant.

                                    (C) The restrictions and deferral
                           limitations and other conditions applicable to any other Awards held by Mr. Klappa under the Stock Performance Plan as of the Termination Date shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

                           (ii) Performance Pay Plan. Provided Mr. Klappa is not
                  entitled to benefits under Article V of the PPP Plan, (the defined terms of which are incorporated in this Paragraph 2.(d)(ii) by reference), if the PPP Plan is in place through Mr. Klappa's Termination Date and to the extent Mr. Klappa is entitled to participate therein, Mr. Klappa shall be entitled to receive cash in an amount equal to a prorated payout of his Incentive Pay Awards under the PPP Plan for the Performance Period in which the Termination Date shall have occurred, at target performance under the PPP Plan and prorated by the number of months which have passed since the beginning of the Performance Period until the Termination Date.

                           (iii) Performance Dividend Plan. Provided Mr. Klappa
                  is not entitled to benefits under the Performance Dividend Plan (the defined terms of which are incorporated in this Paragraph 2.(d)(iii) by reference), if the Performance Dividend Plan is in place through Mr. Klappa's Termination Date and to the extent Mr. Klappa is entitled to participate therein, Mr. Klappa shall be entitled to receive cash for each Award held by Mr. Klappa on his Termination Date, based on actual performance under Section 4.1 of the Performance Dividend Plan determined as of the most recently completed calendar quarter of the Performance Period in which the Termination Date shall have occurred, and the Annual Dividend declared prior to the Termination Date.

                           (iv) Other Short Term Incentive Plans. The provisions
                  of this Paragraph 2.(d)(iv) shall apply if and to the extent that Mr. Klappa is a participant in any other "short term compensation plan" not otherwise previously referred to in this Paragraph 2.(d). Provided Mr. Klappa is not otherwise entitled to a plan payout under any change of control provisions of such plans, if the "short term compensation plan" is in place as of the Termination Date and to the extent Mr. Klappa is entitled to participate therein, Mr. Klappa shall receive cash in an amount equal to his award under the Company's "short term incentive plan" for the annual performance period in which the Termination Date shall have occurred, at Mr. Klappa's target performance level and prorated by the number of months which have passed since the beginning of the annual performance period until his Termination Date. For purposes of this Paragraph 2.(d)(iv) the term "short term incentive compensation plan" shall mean any incentive compensation plan or arrangement adopted in writing by the Company which provides for annual, recurring compensatory bonuses based upon articulated performance criteria.

                           (v) DIC Plan. Provided Mr. Klappa is not entitled to
                  benefits under Article V of the DIC Plan (the defined terms of which are incorporated into this Paragraph 2(d)(v) by reference), if the DIC Plan is in place through Mr. Klappa's Termination Date and to the extent that Mr. Klappa is entitled to participate therein, any of Mr. Klappa's Awards as of the Termination Date which are not then vested shall become fully vested and Mr. Klappa shall be entitled to receive cash in the amount equal to Mr. Klappa's Account as of his Termination Date. Notwithstanding anything in the DIC Plan to the contrary, the investment return on the Awards determined in accordance with Section 3.1 of the DIC Plan for any Plan Year following a Change in Control shall be no less than the investment return on the Awards determined in accordance with
                  Section 3.1 of the DIC Plan as of the date of such Change in Control with respect to those Accounts which are outstanding as of the date of such Change in Control.

                  (e) Payment of Benefits. Any amounts due under this Agreement shall be paid in one (1) lump sum payment as soon as administratively practicable following the later of: (i) Mr. Klappa's Termination Date, or (ii) upon Mr. Klappa's tender of an effective Waiver and Release to the Company in the form of Exhibit A attached hereto and the expiration of any applicable revocation period for such waiver. In the event of a dispute with respect to liability or amount of any benefit due hereunder, an effective Waiver and Release shall be tendered at the time of final resolution of any such dispute when payment is tendered by the Company.

                  (f) Benefits in the Event of Death. In the event of Mr. Klappa's death prior to the payment of all amounts due under this Agreement, Mr. Klappa's estate shall be entitled to receive as due any amounts not yet paid under this Agreement upon the tender by the executor or administrator of the estate of an effective Waiver and Release.

                  (g) Legal Fees. In the event of a dispute between Mr. Klappa and the Company with regard to any amounts due hereunder, if any material issue in such dispute is finally resolved in Mr. Klappa's favor, the Company shall reimburse Mr. Klappa's legal fees incurred with respect to all issues in such dispute in an amount not to exceed fifty thousand dollars ($50,000).

                    (h) Employee Outplacement Services. Mr. Klappa shall be eligible to participate in the Employee Outplacement Program, which program shall not be less than six (6) months duration measured from Mr. Klappa's Termination Date.

                  (i)      Non-qualified  Ret

                    Retirement  and  Deferred  Compensation  Plans.  The Parties
               agree that subsequent to a Change in Control, any claims by Mr. Klappa for benefits under any of the Company's non-qualified retirement or deferred compensation plans shall be resolved through binding arbitration in accordance with the provisions and procedures set forth in Paragraph 5 hereof and if any material issue in such dispute is finally resolved in Mr. Klappa's favor, the Company shall reimburse Mr. Klappa's legal fees in the manner provided in Paragraph 2.(g) hereof.

         3. Transfer of Employment. In the event that Mr. Klappa's employment by the Company is terminated during the two year period following a Change in Control and Mr. Klappa accepts employment by Southern, a Southern Subsidiary, or any employer that succeeds to all or substantially all of the assets of the Company, Southern or any Southern Subsidiary, the Company shall assign this Agreement to Southern, such Southern Subsidiary, or successor employer, Southern shall accept such assignment or cause such Southern Subsidiary or successor employer to accept such assignment, and such assignee shall become the "Company" for all purposes hereunder.

                    4. No  Mitigation.  If Mr.  Klappa is otherwise  eligible to receive benefits under Paragraph 2 of his Agreement, he shall have no duty or obligation to seek other employment following his Termination Date and, except as otherwise provided in Paragraph 2.(a)(iii) hereof, the amounts due Mr. Klappa hereunder shall not be reduced or suspended if Mr. Klappa accepts such subsequent employment.

         5.       Arbitration.
                  -----------

                  (a) Any dispute, controversy or claim arising out of or relating to the Company's obligations to pay severance benefits under this Agreement, or the breach thereof, shall be settled and resolved solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") except as otherwise provided herein. The arbitration shall be the sole and exclusive forum for resolution of any such claim for severance benefits and the arbitrators' award shall be final and binding. The provisions of this Paragraph 5 are not intended to apply to any other disputes, claims or controversies arising out of or relating to Mr. Klappa's employment by the Company or the termination thereof.

                    (b) Arbitration shall be initiated by serving a written notice of demand for arbitration to Mr. Klappa, in the case of the Company, or to the Southern Board, in the case of Mr. Klappa.

                  (c) The arbitration shall be held in Atlanta, Georgia. The arbitrators shall apply the law of the State of Georgia, to the extent not preempted by federal law, excluding any law which would require the application of the law of another state.

                  (d) The parties shall appoint arbitrators within fifteen (15) business days following service of the demand for arbitration. The number of arbitrators shall be three. One arbitrator shall be appointed by Mr. Klappa, one arbitrator shall be appointed by the Company, and the two arbitrators shall appoint a third. If the arbitrators cannot agree on a third arbitrator within thirty (30) business days after the service of demand for arbitration, the third arbitrator shall be selected by the AAA.

                  (e) The arbitration filing fee shall be paid by Mr. Klappa. All other costs of arbitration shall be borne equally by Mr. Klappa and the Company, provided, however, that the Company shall reimburse such fees and costs in the event any material issue in such dispute is finally resolved in Mr. Klappa's favor and Mr. Klappa is reimbursed legal fees under Paragraph 2.(g) hereof.

                  (f) The parties agree that they will faithfully observe the rules that govern any arbitration between them, they will abide by and perform any award rendered by the arbitrators in any such arbitration, including any award of injunctive relief, and a judgment of a court having jurisdiction may be entered upon an award.

                  (g) The parties agree that nothing in this Paragraph 5 is intended to preclude upon application of either party any court having jurisdiction from issuing and enforcing in any lawful manner such temporary restraining orders, preliminary injunctions, and other interim measures of relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement; regardless of whether an arbitration proceeding under this Paragraph 5 has begun. The parties further agree that nothing herein shall prevent any court from entering and enforcing in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Paragraph 5.

         6.       Miscellaneous.
                  -------------

                  (a) Funding of Benefits. Unless the Board in its discretion shall determine otherwise, the benefits payable to Mr. Klappa under this Agreement shall not be funded in any manner and shall be paid by the Company out of its general assets, which assets are subject to the claims of the Company's creditors.

                    (b) Withholding. There shall be deducted from the payment of any benefit due under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Mr. Klappa.

                    (c) Assignment. Mr. Klappa shall have no rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any benefit due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.

                    (d) Amendment and Termination.  The Agreement may be amended or terminated only by a writing executed by the parties.

                  (e) Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent not preempted by federal law, disregarding any provision of law which would require the application of the law of another state.

                  (f) Pooling Accounting. Notwithstanding anything to the contrary herein, if, but for any provision of this Agreement, a Change in Control transaction would otherwise be accounted for as a pooling-of-interests under APB No.16 ("Pooling Accounting") (after giving effect to any and all other facts and circumstances affecting whether such Change in Control transaction would use Pooling Accounting), such provision or provisions of this Agreement which would otherwise cause the Change in Control transaction to be ineligible for Pooling Accounting shall be void and ineffective in such a manner and to the extent that by eliminating such provision or provisions of this Agreement, Pooling Accounting would be required for such Change in Control transaction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ____ day of __________________, 2000.


                      THE SOUTHERN COMPANY


                      By:      ____________________________________


                               SOUTHERN COMPANY SERVICES, INC.


                      By:      ____________________________________


                               MR. KLAPPA


                               -----------------------------
                                 Gale E. Klappa

                                    Exhibit A

                           CHANGE IN CONTROL AGREEMENT

                               Waiver and Release


         The attached Waiver and Release is to be given to Mr. Gale E. Klappa upon the occurrence of an event that triggers eligibility for severance benefits under the Change in Control Agreement, as described in Paragraph 2(a) of such agreement.

                           CHANGE IN CONTROL AGREEMENT

                               Waiver and Release


         I, Gale E. Klappa, understand that I am entitled to receive the severance benefits described in Section 2 of the Change in Control Agreement (the "Agreement") if I execute this Waiver and Release ("Waiver"). I understand that the benefits I will receive under the Agreement are in excess of those I would have received from The Southern Company and Southern Company Services, Inc. (collectively, the "Company") if I had not elected to sign this Waiver.

         I recognize that I may have a claim against the Company under the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Energy Reorganization Act of 1974, as amended, the Americans with Disabilities Act or other federal, state and local laws.

         In exchange for the benefits I elect to receive, I hereby irrevocably waive and release all claims, of any kind whatsoever, whether known or unknown in connection with any claim which I ever had, may have, or now have against The Southern Company, Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Communication Services, Inc., Southern Company Services, Inc., Southern Energy Resources, Inc., Southern Company Energy Solutions, Inc., Southern Nuclear Operating Company, Inc., Southern Energy, Inc. and other direct or indirect subsidiaries of The Southern Company and their past, present and future officers, directors, employees, agents and attorneys. Nothing in this Waiver shall be construed to release claims or causes of action under the Age Discrimination in Employment Act or the Energy Reorganization Act of 1974, as amended, which arise out of events occurring after the execution date of this Waiver.

         In further exchange for the benefits I elect to receive, I understand and agree that I will respect the proprietary and confidential nature of any information I have obtained in the course of my service with the Company or any subsidiary or affiliate of The Southern Company. However, nothing in this Waiver shall prohibit me from engaging in protected activities under applicable law or from communicating, either voluntary or otherwise, with any governmental agency concerning any potential violation of the law.

         In signing this Waiver, I am not releasing claims to benefits that I am already entitled to under any workers' compensation laws or under any retirement plan or welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, which is sponsored by or adopted by the Company and/or any of its direct or indirect subsidiaries; however, I understand and acknowledge that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.

         In signing this Waiver, I realize that I am waiving and releasing, among other things, any claims to benefits under any and all bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company.

         I have been encouraged and advised in writing to seek advice from anyone of my choosing regarding this Waiver, including my attorney, and my accountant or tax advisor. Prior to signing this Waiver, I have been given the opportunity and sufficient time to seek such advice, and I fully understand the meaning and contents of this Waiver.

         I understand that I may take up to twenty-one (21) calendar days to consider whether or not I desire to enter this Waiver. I was not coerced, threatened or otherwise forced to sign this Waiver. I have made my choice to sign this Waiver voluntarily and of my own free will.

         I understand that I may revoke this Waiver at any time during the seven
(7) calendar day period after I sign and deliver this Waiver to the Company. If I revoke this Waiver, I must do so in writing delivered to the Company. I understand that this Waiver is not effective until the expiration of this seven
(7) calendar day revocation period. I understand that upon the expiration of such seven (7) calendar day revocation period this entire Waiver will be binding upon me and will be irrevocable.

         I understand that by signing this Waiver I am giving up rights I may have.

         IN WITNESS WHEREOF, the undersigned hereby executes this Waiver this ____ day of ____________________, in the year _____.


                                                              Gale E. Klappa

Sworn to and subscribed to me this
____ day of ____________, _____.


Notary Public

My Commission Expires:


(Notary Seal)

         Acknowledged and Accepted by the Company, as defined in the Waiver.

By:
         -----------------------------------
Date:
         -----------------------------------